Exhibit (a)(1)(B)



                         CONSUMERS FINANCIAL CORPORATION
                             1513 Cedar Cliff Drive
                          Camp Hill, Pennsylvania 17011


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                       AMENDED OFFER TO PURCHASE FOR CASH
          ALL OUTSTANDING SHARES OF ITS 8 1/2% PREFERRED STOCK, SERIES A
                   AT A PURCHASE PRICE OF $4.40 NET PER SHARE

================================================================================

     THE  AMENDED  OFFER  AND  WITHDRAWAL  RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
EASTERN  DAYLIGHT  TIME,  ON  AUGUST  16,  2002,  UNLESS  THE OFFER IS EXTENDED.

     Consumers Financial Corporation, a Pennsylvania corporation (the "Company"), invites its preferred stockholders to tender their shares of 8 1/2% preferred stock, series A (the "Shares") at $4.40 per Share (the "Purchase Price"), net to the seller in cash, plus accrued dividends on such Shares, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with this Offer to Purchase constitutes the "Offer"). This Offer is being made to all holders of said Shares. Whenever this Offer to Purchase refers to rights "we" have, actions "we" may take or similar matters, it is referring to rights and actions of the Company.

     The Offer is not conditioned on the tender of a minimum number of Shares. The Offer is, however, subject to other conditions. See "The Tender Offer--Certain Conditions of the Offer." All Shares properly tendered and not withdrawn will be purchased at the Purchase Price, on the terms and subject to the conditions of the Offer.

     OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE BOARD OF DIRECTORS NOR THE COMPANY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE THE DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     The Shares are traded on the National Association of Securities Dealers ("NASD") OTC Bulletin Board under the symbol "CFINP." As of July 19, 2002, the most recent reported sale of the Shares occurred on June 7, 2002 at a price of $3.86 per Share.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           ==========================


August 1, 2002

                                    IMPORTANT


     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a copy thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it and any other required documents to the Company and deliver the certificate(s) evidencing the tendered Shares to the Company along with the Letter of Transmittal or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. See "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

     Any stockholder who desires to tender Shares and whose certificates evidencing such shares are not immediately available may tender such Shares by following the procedure for Guaranteed Delivery set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

     TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

     Questions or requests for assistance may be directed to StockTrans, Inc. ("StockTrans"), which is acting as the information agent and the depositary for the Offer. The address and telephone number for StockTrans are set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from StockTrans or from brokers, dealers, commercial banks or trust companies.

     NO  PERSON  HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE
COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL.

     IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY CONSUMERS FINANCIAL CORPORATION.

                              AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (800) SEC-0330 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov"


                     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

     [] The Company's Annual Report on Form 10-K for the year ended December 31, 2001
     [] The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2002
     []   The  Company's  Current  Report  on  Form  8-K  filed on June 25, 2002

Any document incorporated herein by reference can by obtained by contacting the Commission as described above under "Available Information" or by contacting the Company by mail at 1513 Cedar Cliff Drive, Camp Hill, Pennsylvania 17011, by telephone at (717) 761-4230 or by facsimile at (717) 761-9473. The Company will provide the documents incorporated by reference without charge upon such written or oral request.

                                    CONTENTS


SUMMARY TERM SHEET. . . . . . . . . . . . . . . . . . . . . . . . . .   1

INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

SPECIAL FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     1.   Background and Purpose of the Offer; Certain Effects of the
            Offer; Plans of the Company After the Offer . . . . . . .   8
     2.   Position of the Board of Directors; Fairness of the Offer .  13
     3.   Interests of Certain Persons in the Offer . . . . . . . . .  13
     4.   Beneficial Ownership of Shares. . . . . . . . . . . . . . .  14
     5.   Fees and Expenses . . . . . . . . . . . . . . . . . . . . .  15

THE TENDER OFFER. . . . . . . . . . . . . . . . . . . . . . . . . . .  16

     1.   Terms of the Offer; Expiration Date . . . . . . . . . . . .  16
     2.   Acceptance for Payment and Payment for Shares . . . . . . .  17
     3.   Procedures for Accepting the Offer and Tendering Shares . .  18
     4.   Withdrawal Rights . . . . . . . . . . . . . . . . . . . . .  20
     5.   Certain Federal Income Tax Consequences . . . . . . . . . .  21
     6.   Price Range of Shares; Dividends; Stock Repurchases . . . .  23
     7.   Certain Information Concerning the Company. . . . . . . . .  24
     8.   Financing of the Offer. . . . . . . . . . . . . . . . . . .  25
     9.   Dividends and Distributions . . . . . . . . . . . . . . . .  25
     10.  Effect of the Offer on the Market for the Shares; OTC
          Bulletin Board Listing and Exchange Act Registration. . . .  25
     11.  Certain Conditions of the Offer . . . . . . . . . . . . . .  26
     12.  Certain Legal Matters and Regulatory Approvals. . . . . . .  26
     13.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . .  27
     14.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .  27


SCHEDULE I          Directors and Executive Officers of the Company

                               SUMMARY TERM SHEET


     We are offering to purchase all of the issued and outstanding Shares of our 8 1/2% preferred stock, series A at a price, net to the seller in cash, of $4.40 per Share. Through a question and answer format, this Summary Term Sheet will explain to you, the preferred stockholders of Consumers Financial Corporation, the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your Shares to Consumers Financial Corporation. This Summary Term Sheet serves only as an introduction, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in order to fully inform yourself regarding the details of the proposed tender offer. Cross-referenced text refers to sections within this Offer to Purchase.


WHO  IS  OFFERING TO BUY THE PREFERRED STOCK OF CONSUMERS FINANCIAL CORPORATION?

     Consumers Financial Corporation, a Pennsylvania corporation, is offering to buy back its own preferred stock in a self-tender offer. All Shares purchased in the tender offer will be retired by the Company and will be considered as authorized but unissued shares.


WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER? HOW MUCH IS CONSUMERS FINANCIAL CORPORATION OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to purchase, for cash, all of the issued and outstanding Shares of 8 1/2% preferred stock, series A of Consumers Financial Corporation for $4.40 per Share, net to you, plus any accrued dividends due on these Shares. The Offer is being made to all holders of preferred stock. See "Introduction" and "The Tender Offer--Terms of the Offer; Expiration Date."


WHAT  IS  THE  PURPOSE  OF  THE  TENDER  OFFER?

     The Offer is intended to provide the preferred stockholders of the Company with the opportunity to liquidate their investment prior to the potential acquisition of the Company by a third-party investor group. The Offer, if accepted by all of the preferred stockholders, will result in the payment to the preferred stockholders of substantially all of the Company's remaining net assets. Those stockholders who do not elect to tender their Shares or who do not tender all of their Shares will remain as preferred stockholders of the Company and will either (i) receive a liquidating distribution from the Company within the next 12 months in connection with a Plan of Liquidation and Dissolution (the "Plan of Liquidation") approved by the Company's preferred and common stockholders in March 1998 or (ii) continue as preferred stockholders of the Company, with all of their current rights and preferences, in the event the Company is acquired by the investor group referred to above and the Plan of Liquidation is discontinued.

     If the Company is acquired by the investor group, any funds remaining in the Company which are attributable to Shares not tendered (i.e., the number of Shares not tendered multiplied by the Purchase Price) will be deposited by the Company into a bank trust account at the time of such acquisition. The trust agreement relating to this account will specify that the balance in the account can only be utilized by the Company for the payment of quarterly dividends or for other distributions to the remaining preferred stockholders. Once the funds in the trust account have been depleted, there is no assurance that any future dividends can or will be paid on the outstanding preferred stock. If the above-referenced acquisition is not completed, the trust account will not be utilized.

     Additional information concerning the purpose of the tender offer is set forth in "Introduction" and "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."


WILL  I  BE  CHARGED  ANY  TRANSFER  TAXES, FEES OR COMMISSIONS WHEN I TENDER MY
SHARES?

     We will pay all stock transfer taxes payable on the transfer of Shares pursuant to the tender offer. However, if we are directed to make payment of the Purchase Price to any person other than the registered holder or if any tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, then we will deduct from the purchase price the amount of any stock transfer taxes payable on account of the transfer, unless we receive satisfactory evidence that such taxes have been paid or there is an adequate exemption.

     If you are the record owner of your Shares and you tender your Shares directly to us, you will not have to pay any brokerage fees or commissions. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, then your broker or nominee may charge you a fee or commission for doing so. You should contact your broker or nominee to determine whether you will be charged a fee.

     See "The Tender Offer--Acceptance for Payment and Payment for Shares" and Instruction 6 of the Letter of Transmittal.


WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? UNDER WHAT CONDITIONS CAN CONSUMERS FINANCIAL CORPORATION TERMINATE THE TENDER OFFER?

     There is no minimum number of Shares that need to be tendered as a condition to the Offer, nor is there any other significant condition related to the Offer. However, we can terminate the tender offer, in our sole discretion, if, among other things any action by any governmental agency or other person is instituted that challenges or otherwise adversely affects our ability to make or complete the tender offer.

     We reserve the right to waive any of the above conditions. Other conditions are set forth in "The Tender Offer--Certain Conditions of the Offer." We are currently not aware of any conditions which would cause us to terminate the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER? CAN CONSUMERS FINANCIAL CORPORATION EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

     The Offer to purchase your Shares expires at 12:00 midnight, Eastern Daylight Time, on Friday, August 16, 2002. However, we can extend the Offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your Shares until the end of the day selected as the new expiration date. See "The Tender Offer--Terms of the Offer; Expiration Date."


CAN  CONSUMERS  FINANCIAL  CORPORATION  AMEND  THE  TERMS  OF  THE TENDER OFFER?

     We reserve the right in our sole discretion to amend the tender offer in any respect. See "The Tender Offer--Terms of the Offer; Expiration Date."


HOW DO I FIND OUT IF CONSUMERS FINANCIAL CORPORATION AMENDS THE TERMS OF THE TENDER OFFER?

     We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date.

     We will disseminate any public announcement promptly to you in a manner reasonably designed to inform you of the amendment.

     See  "The  Tender  Offer--Acceptance  for  Payment and Payment for Shares."


HOW  DO  I  GET  PAID  FOR  MY  TENDERED  SHARES?

     We will pay for the Shares accepted for payment by issuing a check to you or your nominee promptly after the expiration date of the tender offer. See "The Tender Offer--Acceptance for Payment and Payment for Shares."


HOW  DO  I  TENDER  MY  SHARES?

         To tender your Shares, you must deliver your Share certificates, together with a completed Letter of Transmittal, to StockTrans on or prior to the expiration date. The mailing address for StockTrans is listed on the front of the Letter of Transmittal. If your Shares are held in street name, you can tender the shares through your nominee. For a more detailed explanation of the tendering procedures, see "The Tender Offer--Acceptance for Payment and Payment for Shares."


CAN  I  WITHDRAW  MY  PREVIOUSLY  TENDERED  SHARES?

     Yes. You can withdraw your tendered Shares at any time prior to the expiration date of August 16, 2002. If the expiration date is extended, you can withdraw tendered Shares at any time prior to the new expiration date. After the Offer expires, the tender is irrevocable. See "The Tender Offer--Withdrawal Rights."

HOW  DO  I  WITHDRAW  PREVIOUSLY  TENDERED  SHARES?

     To withdraw Shares you have already tendered, you must send a timely notice of withdrawal to StockTrans that specifies your name, the number of Shares being withdrawn and the name of the registered holder of the Shares, if different from the person who tendered the Shares. See "The Tender Offer--Withdrawal Rights."


WHAT ARE THE TAX CONSEQUENCES TO ME OF SELLING MY SHARES TO CONSUMERS FINANCIAL CORPORATION?

     The sale of Shares to us is a taxable transaction for federal, and most likely for state and foreign, income tax purposes. We encourage you to consult with your own tax advisor about the particular effect the tender will have on you. See "The Tender Offer--Certain Federal Income Tax Consequences."


WHAT  IS  THE  MARKET  VALUE  OF  MY  SHARES  AS  OF  A  RECENT  DATE?

     On July 12, 2002, the most recent trading day for which information was available prior to the printing of this Offer to Purchase, the closing bid price per Share of the preferred stock on the NASD OTC Bulletin Board was $3.86. We encourage you to obtain a current market quotation for your Shares before deciding whether to tender your Shares. See "The Tender Offer--Price Range of Shares; Dividends; Stock Repurchases."


WHAT DOES THE BOARD OF DIRECTORS OF CONSUMERS FINANCIAL CORPORATION THINK OF THE TENDER OFFER?

     Our Board of Directors adopted resolutions approving the tender offer. However, neither we nor our Board of Directors are making any recommendation to you as to whether to tender or refrain from tendering Shares, and neither we nor our Board of Directors has authorized any person to make any such recommendation. We encourage you to make your own decision whether to tender Shares and, if so, how many Shares to tender. See "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Special Factors--Interests of Certain Persons in the Offer."


DID THE BOARD OF DIRECTORS RECEIVE ANY OPINIONS, APPRAISALS OR REPORTS REGARDING THE FAIRNESS OF THE OFFER?

     No. Since the Company is currently in voluntary liquidation pursuant to the Plan of Liquidation referred to earlier, and because the Purchase Price represents substantially all of the Company's remaining net assets, an opinion or appraisal regarding the fairness of the Offer was not solicited. See "Special Factors--Position of the Board of Directors; Fairness of the Offer."

DO ANY DIRECTORS OR EXECUTIVE OFFICERS OF CONSUMERS FINANCIAL CORPORATION INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER?

     Yes. All of the Company's Directors and Executive Officers have advised us that they intend to tender any Shares they own in connection with the Offer. See "Introduction," "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Special
Factors--Interests  of  Certain  Persons  in  the  Offer."


WHAT IS THE TOTAL AMOUNT OF FUNDS THAT CONSUMERS FINANCIAL CORPORATION WILL REQUIRE TO CONSUMMATE THE TENDER OFFER?

     Assuming we purchase all 452,614 outstanding Shares in the tender offer at the Purchase Price, we expect the maximum aggregate cost, including accrued dividends on the Shares and all fees and expenses applicable to the tender offer, to be approximately $2,092,000. See "The Tender Offer--Financing of the Offer."


HOW  WILL  CONSUMERS  FINANCIAL  CORPORATION  OBTAIN  THE FUNDS TO MAKE PAYMENT?

     The Company currently holds a sufficient amount of liquid funds to make the payments to all stockholders who tender their Shares. The Company is not relying on any other sources of funds to complete the tender offer. See "The Tender Offer--Financing of the Offer" and "The Tender Offer--Certain Information Concerning the Company."


WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY? WHAT EFFECT WILL THE TENDER OFFER HAVE ON MY SHARES THAT I DO NOT TENDER?

     Our purchase of the Shares in the Offer will reduce the number of preferred Shares that might otherwise trade publicly and will likely reduce the number of preferred stockholders. The Offer, however, will have no effect on the Company's "public company" status because of the shares of common stock which the Company has outstanding. Any Shares which are not tendered will remain outstanding and will retain all of their current rights and preferences. If the Company is acquired by the investor group referred to previously, the funds attributable to Shares which are not tendered will be deposited into a trust account. The balance of this trust account will only be used by the Company to pay future dividends or other distributions to the remaining preferred stockholders. See "Introduction" and "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."


IF  I  OBJECT  TO  THE  PRICE  BEING  OFFERED,  WILL  I HAVE DISSENTERS' RIGHTS?

     You  will  not  have  dissenters'  rights  in  the  Offer.


WHO  CAN  I  TALK  TO  IF  I  HAVE  QUESTIONS  ABOUT  THE  TENDER  OFFER?

     You can call StockTrans, the information agent for the Offer, at (610) 649-7300, or you can call the Company at (717) 761-4230.

TO  THE  PREFERRED  STOCKHOLDERS  OF  CONSUMERS  FINANCIAL  CORPORATION:


                                  INTRODUCTION


     We invite the preferred stockholders of Consumers Financial Corporation, a Pennsylvania corporation (the "Company"), to tender to the Company shares of the Company's 8 1/2% preferred stock, series A (the "Shares"), at $4.40 per Share (the "Purchase Price"), net to the seller in cash, plus accrued dividends thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the related Letter of Transmittal (which together with this Offer to Purchase constitutes the "Offer"). This Offer is being made to all holders of the Shares. The Offer and withdrawal rights will expire at 12:00 midnight, Eastern Daylight Time, on Friday, August 16, 2002, unless the Offer is extended. See "The Tender Offer--Terms of the Offer; Expiration Date."

     All Shares properly tendered and not withdrawn will be acquired in the Offer at the Purchase Price, upon the terms and subject to the conditions of the Offer.

     WE RESERVE THE RIGHT TO WAIVE ANY OF THE CONDITIONS TO THE OFFER. SEE "THE TENDER OFFER--CERTAIN CONDITIONS OF THE OFFER."

     Pursuant to the Offer, we seek to acquire all of the issued and outstanding Shares. On July 19, 2002, there were 452,614 Shares issued and outstanding. Prior to the announcement of the Offer, there were approximately 83 holders of record of the issued and outstanding Shares (excluding participants in securities positions listings).

     The overall purpose of the Offer is to provide you with an opportunity to liquidate your investment in the Shares prior to the potential acquisition by a third party investor group of a 51% interest in the Company's common stock pursuant to the terms of an option agreement the Company entered into with the investor group in February 2002.

     In determining whether to proceed with the Offer, the Company's Board of Directors considered a number of factors, the most important of which are listed below (see "Special Factors--Position of Our Board; Fairness of the Offer"):

          The Board of Directors believes that, in the event the investor group referred to above exercises its option to acquire control of the Company, and the current Plan of Liquidation is thereby discontinued, it is important to protect the rights of the preferred stockholders by giving those stockholders the opportunity to receive cash in exchange for their Shares prior to the change in control.

          The Board believes that the Purchase Price approximates the payment the preferred stockholders would ultimately receive if the Plan of Liquidation is completed.

     The Board of Directors did not obtain an opinion or appraisal from any third party in order to determine whether the Purchase Price to be paid to you was fair, from a financial point of view, since the Purchase Price represents the payment of substantially all of the Company's remaining net assets.

     The Offer also provides those stockholders who are considering a sale of all or a portion of their Shares with the opportunity to sell those Shares without the usual transaction costs associated with open market sales (where Shares are tendered by the registered owner thereof directly to StockTrans). See "Special Factors--Fees and Expenses" and "The Tender Offer--Fees and Expenses."

     THE BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE THE DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. ALL OF THE COMPANY'S DIRECTORS HAVE INDICATED THEIR INTENTION TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The term "Expiration Date" means 12:00 midnight, Eastern Daylight Time, on Friday, August 16, 2002, unless and until we, in our sole discretion, extend the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by us, expires. See "The Tender Offer--Terms of the Offer; Expiration Date."

     The Purchase Price will be paid in cash to each tendering stockholder for all Shares purchased. In addition, dividends accrued on the Shares from the due date of the last quarterly dividend which was paid on the Shares to the date of payment of the Purchase Price will also be paid in cash to each tendering stockholder. Those tendering stockholders who hold Shares in their own name and who tender their Shares directly to StockTrans will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Those stockholders who hold Shares through brokers or banks are urged to consult their brokers or banks to determine whether transaction costs are applicable if Shares are tendered through the brokers or banks and not directly to the Company. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO STOCKTRANS THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACK-UP WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See "The Tender Offer--Certain Federal Income Tax Consequences."

     As of July 19, 2002, the most recent reported sale of the Shares on the OTC Bulletin Board occurred on June 7, 2002 at a price of $3.86 per Share. See "The Tender Offer--Price Range of Shares; Dividends; Stock Repurchases."

     THIS  OFFER  TO  PURCHASE  AND  THE  RELATED  LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS


1. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

BACKGROUND  OF  THE  OFFER

     As a result of several years of operating losses in its insurance businesses, followed by the failure to complete a major acquisition in late 1995 (because the target company terminated the proposed transaction), the Company's Board of Directors decided that the best alternative for both the common and preferred stockholders was to offer to sell the Company to or merge it with a strategic buyer or partner. Accordingly, on March 11, 1996, the Company announced its plans to explore opportunities to find a strategic buyer or partner.

     The Board engaged Ernst & Young LLP ("E&Y") as its financial advisor to assist in the sale of the Company or its three lines of business (credit insurance and related products, individual life insurance and an auto auction business). The Company determined that it could maximize the consideration received for the sale of the auto auction business if a separate group of potential purchasers was solicited for that business. Accordingly, E&Y and the Company identified over 45 potential buyers for the Company's insurance operations and approximately 60 potential purchasers for the auto auction business. Of these respective groups, 35 expressed an interest in acquiring all or a portion of the Company's insurance operations and 16 indicated an interest in purchasing the auto auction business. The Company ultimately received three letters of intent for the purchase of the auto auction and, in November 1996, sold that business to one of the bidders, ADESA Corporation, for cash of $4.85 million.

     By late-April 1996, the Company had also received 11 offers to buy the Company or various segments of the Company (not including the auto auction). In May 1996, the Company also received an offer from LaSalle Group, Inc. ("LaSalle") which was structured as a stock purchase. The Company's management reviewed and analyzed each offer and advised the Board of Directors to accept the LaSalle offer as the best offer, since it would provide cash in a single payment to the Company's common stockholders at the closing of the transaction. On October 30, 1996, the Company and LaSalle entered into a merger agreement (the "Merger Agreement"), and the Company issued a press release publicly announcing the proposed merger on October 31, 1996.

     At a Special Meeting of Shareholders held on March 25, 1997, the Company's common stockholders approved the merger transaction, which was still subject to insurance regulatory approval. However, on May 15, 1997, LaSalle disclosed to the Company that it was unlikely that its original source of funding for the merger would be available and that it was in the process of securing alternate funding. In response to this disclosure by LaSalle, the Company exercised its right under the Merger Agreement to renew its search for another acquiror to protect the Company in the event LaSalle was unable to complete the merger. The Company contacted several of the companies which had previously submitted bids for the Company's credit insurance operations (the principal business segment remaining) and received viable proposals from three of those companies. On July 25, 1997, the Company terminated the Merger Agreement with LaSalle because, despite continued assurances to the contrary, LaSalle was unable to provide the cash funds necessary to complete the merger transaction. The Board of Directors subsequently reviewed each of the three alternative offers (each of which related to the purchase of the Company's credit insurance operations) and determined that the offer from Life of the South Corporation ("LOTS"), of Jacksonville, Florida, was the best offer available.

     On July 28, 1997, the Company signed a letter of intent with LOTS. Inasmuch as the Board of Directors determined that no other viable alternatives were available to the Company, on November 25, 1997, the Board unanimously voted to approve a Plan of Liquidation and Dissolution (the "Plan of Liquidation") contingent upon the execution of a definitive agreement with LOTS. On December 30, 1997, the Company and LOTS entered into an Asset Purchase Agreement providing for the sale of (i) the Company's inforce block of credit insurance business, (ii) its credit insurance customer accounts and (iii) one of its insurance company subsidiaries.

     At a Special Meeting of Shareholders held on March 24, 1998, the Company's common and preferred stockholders, each voting as a class, approved the sale of the credit insurance operations to LOTS (the "Sale of Assets") and also approved the Plan of Liquidation, pursuant to which the Company would be voluntarily liquidated and dissolved in accordance with the appropriate sections of the Pennsylvania Business Corporation Law ("PBCL") and the Internal Revenue Code. Closing on the Sale of Assets transaction with LOTS took place in May 1998.

     Since the March 24, 1998 Special Meeting, the Company has been proceeding with the Plan of Liquidation. During the past four years, the following major actions were taken:

     []   All remaining real estate investments were sold.
     []   All mortgage loan investments were liquidated.
     []   Ten subsidiary companies were either sold or liquidated and dissolved
     [] A defined benefit pension plan and an employee stock ownership plan were terminated.
     [] All of the indemnity reinsurance agreements of the Company's life insurance subsidiary were replaced with assumption and novation agreements.
     []   All major litigation was settled.
     []   All but two employees were terminated.

     In addition, the Company has continued to pay all quarterly dividends due to the preferred stockholders. Since the adoption of the Plan of Liquidation, preferred dividends of $1,783,474, or approximately $3.90 per Share, have been paid. As a result of the payment of these dividends, the payment of ongoing corporate expenses (for salaries, professional fees and other costs) and the required funding of the Company's pension plan, the Company reported to its stockholders in March 2001 that there would not be sufficient assets remaining under the Plan of Liquidation to make any distribution to the Company's common stockholders and that the preferred stockholders would receive less than the $10.00 per share liquidation value of their shares.

     The Plan of Liquidation permitted the Board of Directors to continue to consider other alternatives to liquidating the Company. Because the common stockholders would not receive a distribution under the Plan of Liquidation and the preferred stockholders would receive less than the full liquidation value of their shares, the Board of Directors determined that selling the Company for its value as a "public company shell" was a better alternative for the common stockholders and could also be a better alternative for the preferred stockholders than the Plan of Liquidation. Accordingly, during 2000 and early 2001, the Company's management had numerous discussions with several investor groups that had indicated an interest in acquiring control of the Company. At various times during this period, each of these groups discussed informally their acquisition proposals with the Company.

     While the Board remained committed to pursuing an acquisition transaction which would permit the Company to continue in various new businesses, thereby potentially creating future value for the common stockholders, the Board was also convinced that such a transaction should only be completed following the distribution of substantially all of the Company's remaining net assets to the preferred stockholders. Otherwise, the acquiror of a majority of the outstanding common stock could conceivably utilize the Company's remaining assets, which were designated for the preferred stockholders under the Plan of Liquidation, for potentially speculative and highly risky business ventures.

     The Board also recognized that any distribution to the preferred stockholders was not possible unless and until the Company either sold or liquidated and dissolved its only remaining life insurance company subsidiary, Consumers Life Insurance Company ("Consumers Life"), since substantially all of the Company's assets were held by Consumers Life, and Delaware insurance laws would not permit the withdrawal of those assets. The Company had been attempting to sell the subsidiary since 1998 but had been unsuccessful in finding a suitable buyer. Liquidating and dissolving the subsidiary was considered a less attractive alternative to selling it, because the Company would not receive any value for the subsidiary's state insurance licenses if it was liquidated. The Board believed these licenses were worth $250,000 to $500,000. Furthermore, the liquidation alternative was complicated by the fact that, until late 2001, Consumers Life was still a party to several indemnity-type reinsurance agreements, through which it had sold its various blocks of insurance business. Pursuant to the terms of these agreements, Consumers Life remained contingently liable for risks arising from the reinsured policies in the event any of the assuming insurers were unable to meet their obligations under those policies. State insurance laws would not permit the liquidation and dissolution of an insurance company which had contingent insurance exposure of this kind.

     As a result of the Company's inability to sell Consumers Life, coupled with the regulatory impediments to liquidating the subsidiary (because of the reinsurance agreements), the Board of Directors determined in mid-2001 that in order to retain the interest of the various potential investors and to be able to proceed with an acquisition transaction in lieu of the Plan of Liquidation, the potential buyers should be offered an option to acquire control of the Company, with the option to become exercisable only after the insurance subsidiary was sold or liquidated and the preferred stockholders were given a chance to receive cash for their shares.

     Following its decision to consider granting an option to a prospective purchaser, in August 2001, the Board of Directors authorized the mailing of request for proposal ("RFP") letters to three investor groups that had expressed an interest in acquiring control of the Company. The RFP's outlined the terms upon which the Company would be evaluating the proposals and described the option concept that all bidders would have to incorporate into their proposals.

     On August 9, 2001, the Company publicly announced that it was seeking acquisition proposals and that any such acquisition transaction would take place only after a tender offer to the Company's preferred stockholders had been completed. As a result of its public announcement that it was seeking proposals from prospective buyers, the Company received several calls from brokers and other advisors who expressed an interest on behalf of clients in submitting a proposal. The Company sent RFP's to each of these parties. From August to October 2001, the Company had discussions with several bidders who had submitted offers to acquire the Company in order to clarify certain aspects of their offers. Discussions also took place with other potential bidders, primarily to encourage the submission of an offer.

     On October 20, 2001, the Board of Directors met to consider and act upon the three offers which had been received. Notwithstanding the requirement by the Board that no acquisition transaction could be completed until a tender offer to the preferred stockholders had taken place, one of the offers was conditioned on retaining the preferred stockholders' equity in the Company. Another offer did not provide sufficient information as to future plans for the Company, as requested in the RFP.

     The third offer was from a New York-based investor group, which later formed a corporation named CFC Partners, Ltd. ("CFC Partners") for the purpose of acquiring the Company. The offer from CFC Partners was considered the best offer in that it contemplated a tender offer to the preferred stockholders prior to the exercise of an option to acquire control of the Company's common stock, and it described and provided information regarding future plans for the Company. In its proposal, CFC Partners offered to acquire approximately 51% of the outstanding common shares of the Company, through the issuance of 2,700,000 new shares, for $.04 per share, which was about equal to the market price of the stock at that time.

     Based on the Board's assessment that an acquisition of the Company by CFC Partners had a greater chance of creating future value for the Company's common stockholders than either of the other two offers which were received, and because the CFC Partners offer provided for a tender offer to the Company's preferred stockholders prior to CFC Partners' purchase of the common stock, the Board of Directors selected CFC Partners as the potential acquiror of 51% of the Company's common stock, subject to the negotiation of an acceptable option agreement between the parties.

     On February 13, 2002, the Company and CFC Partners entered into an option agreement (the "Option Agreement") which permits CFC Partners to acquire a 51% interest in the Company at $.04 per share through the issuance of 2,700,000 authorized but unissued shares of common stock. CFC Partners deposited the $108,000 purchase price for the shares into an escrow account held by the Company. The Option Agreement provides that the option is exercisable 15 business days following the completion by the Company of a tender offer to the preferred stockholders, giving those stockholders an opportunity to receive cash in exchange for their shares. Under Pennsylvania laws, the newly issued common shares will have no voting rights until CFC Partners obtains the required approval from the common stockholders.

     Pursuant to the terms of the Option Agreement, if another offer to acquire the Company is received prior to the exercise of the option by CFC Partners, and the Board of Directors believes that it is in the best interest of the Company's stockholders to accept such offer, the Company may terminate the Option Agreement by paying $50,000 to CFC Partners and returning the escrow deposit. The Option Agreement also provides that if CFC Partners does not exercise the option, it will forfeit $25,000 of the escrow deposit. If the option is not exercised, the Board of Directors intends to continue with the Plan of Liquidation.

     On January 31, 2002, the Company entered into a stock purchase agreement to sell Consumers Life to Black Diamond Insurance Group, Inc., a Delaware corporation ("Black Diamond"). As indicated above, either the sale or liquidation of Consumers Life was essential to moving forward with the Board's plan to offer cash to the preferred stockholders in exchange for their shares prior to the acquisition of the Company by CFC Partners. On February 21, 2002, Black Diamond filed a request for approval of its purchase of Consumers Life with the Delaware Insurance Department.

     At a meeting of the Board of Directors held on March 15, 2002, the Board authorized management to proceed with the preparation of the preferred stock tender offer documents, pending the expected completion of the sale of Consumers Life. The Board reiterated at that time its desire to provide the preferred stockholders with the choice of receiving cash in exchange for their shares or remaining as preferred stockholders of the Company, which will be operated and controlled by CFC Partners if the option to acquire the common stock of the Company is exercised.

     On June 5, 2002, the Delaware Insurance Department approved the sale of Consumers Life to Black Diamond, and on June 19, 2002, the sale was completed. As a result, all of the liquid assets previously held by Consumers Life, plus $250,000 in cash that Black Diamond paid for the subsidiary's state insurance licenses, became the direct assets of the Company.

     On June 27, 2002, the Board of Directors met to review management's computation of the proposed tender offer price. The proposed purchase price was based on (i) the value of the Company's liquid assets less its known liabilities as of the date of the Board meeting, (ii) less an estimate of the net expenses that would be paid by the Company prior to the completion of the tender offer to the preferred stockholders and (iii) less a reserve amount for unexpected contingencies and for the payment of any expenses associated with the completion of the Plan of Liquidation in the event CFC Partners does not exercise its option. The objective of this computation was to determine the maximum amount which would be available to pay the preferred stockholders. The Board asked management to review certain assumptions and computations used in developing the proposed tender offer price and, if necessary, to revise the per share calculation. As a result, management revised its estimate of the net expenses that would be paid by the Company prior to the completion of the tender offer and thereafter. Management also settled an outstanding claim for commissions due to the Company. The net effect of these revisions was to adjust the offer price from $4.00 to $4.40 per share. On July 16, 2002, the Board met to review management's revised calculation and, following such review, approved the tender offer to be made by the Company to its preferred stockholders at a price of $4.40 per Share.

PURPOSE  OF  THE  OFFER

      The Company is making the Offer to the preferred stockholders at this time to provide the preferred stockholders with the opportunity to liquidate their investment prior to the potential acquisition of a controlling interest in the Company's common stock by CFC Partners pursuant to the Option Agreement. In addition, stockholders who tender their shares in connection with the Offer will not, in most instances, have to pay brokerage commissions on the sale.
Stockholders who do not tender their shares will continue as preferred stockholders of the Company with all of their current rights and preferences.

CERTAIN  EFFECTS  OF  THE  OFFER;  PLANS  OF  THE  COMPANY  AFTER  THE  OFFER

     The completion of the Offer will result in the payment to the preferred stockholders of substantially all of the Company's remaining net assets, assuming all or most of the preferred stockholders elect to tender their shares. Those funds remaining in the Company which are attributable to Shares not tendered will be deposited by the Company into a trust account to be held by a bank pursuant to a trust agreement. The trust agreement will specify that the balance in the trust account can only be utilized by the Company for the payment of quarterly dividends or for other distributions to the remaining preferred stockholders. As a consequence of the consummation of the Offer and the restriction on the use of the funds relating to the Shares not tendered, the Company will have limited cash resources available to pay the expenses associated with finalizing the Plan of Liquidation in the event the Company is not acquired by CFC Partners, or to invest in new business ventures or make other capital expenditures in the event the Company resumes operations following its acquisition by CFC Partners. Furthermore, once the funds in the trust account have been depleted, there is no assurance that any future dividends can or will be paid on the outstanding preferred stock.

     After the Offer is completed, there may be few, if any, preferred stockholders of the Company, and the opportunity to sell any preferred shares in the future may be limited. See "The Tender Offer--Effect of the Offer on the Market for the Shares; OTC Bulletin Board Listing and Exchange Act Registration."

     Following the completion of the Offer, it is anticipated that CFC Partners will exercise its option to acquire approximately 51% of the Company's outstanding common stock. Once CFC Partners has notified the Company that it intends to exercise its option to acquire control of the Company, the Board of Directors will hold a special meeting to authorize the issuance of 2,700,000 new shares of common stock. At the special meeting, management will recommend to the Board three individuals who are satisfactory to CFC Partners to fill existing vacancies on the Board. Upon the election of these three individuals to the Company's Board of Directors, the two current directors have indicated their intention to resign immediately.

     Under Pennsylvania laws, the new shares of common stock issued to CFC Partners will not be permitted to vote on any matters unless and until such voting rights are restored by the current common stockholders (i.e., excluding CFC Partners) through a solicitation of proxies. The affirmative vote of a majority of the common shares which are voted with respect to this matter is required in order for the shares held by CFC Partners to become voting shares. CFC Partners intends to solicit proxies in order to regain the voting rights for their shares as soon as possible after such shares are purchased.

     CFC Partners has also indicated its intention, following its acquisition of the Company, to merge or otherwise combine various existing and start-up businesses with the Company. CFC Partners has further stated that these businesses initially may include (i) a company that provides long distance telephone services at discounted rates, (ii) a company which provides services that enable its customers to deploy and migrate to E-business portals and E-marketplaces and (iii) a company that will offer business to business online financial services. CFC Partners plans to identify additional companies within the technology, communication, financial services and manufacturing sectors and evaluate the current and estimated future operations of these companies based on established criteria. Those companies meeting such criteria will be considered as potential targets for acquisition by or merger with the Company.

     All Shares purchased in the Offer will return to the status of authorized but unissued shares of capital stock of the Company and may be reissued from time to time as determined by the Board of Directors. However, there are no current plans for the issuance of Shares repurchased pursuant to the Offer.


2.   POSITION  OF  THE  BOARD  OF  DIRECTORS;  FAIRNESS  OF  THE  OFFER

POSITION  OF  THE  BOARD  OF  DIRECTORS

     On July 16, 2002, the Board of Directors approved the Offer. As indicated below, the Board determined that the Offer is fair to the preferred stockholders, in that the Purchase Price approximates the amount which would ultimately be received by the preferred stockholders as a liquidating distribution under the Plan of Liquidation. In addition, on a per share basis, the Purchase Price represents substantially all of the remaining net assets of the Company. Indeed, the Board determined that the tender offer price could be higher than any ultimate liquidating distribution, given the additional time and expenses required for liquidation proceedings. Notwithstanding the Board's views concerning the fairness of the Offer, the Board is not making any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make the decision whether to tender your Shares and, if so, how many Shares to tender.

FAIRNESS  OF  THE  OFFER

     In reaching its determinations as to the fairness of the Offer, the Board of Directors relied on the fact that no higher price could be paid by the Company for such Shares, since the Purchase Price approximates the per share value of the remaining net assets of the Company and could exceed any ultimate liquidating distribution.

3.   INTERESTS  OF  CERTAIN  PERSONS  IN  THE  OFFER

     In considering the Offer and the fairness of the consideration to be received in the Offer, you should be aware that all of our Directors are holders of the Shares and, if they tender their shares (as they have indicated they intend to do), they will receive the same consideration that all other holders of the Shares will receive as a result of the Offer. None of the Directors or executive officers of the Company have interests in the Offer which could present them with either actual or potential conflicts of interest with respect to the Offer.

     Corporations organized under the laws of the Commonwealth of Pennsylvania are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. The Company's By-Laws limit the liability of its directors to the maximum extent permitted by Pennsylvania law. Thus, the directors of the Company are not personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such limitation does not apply to any responsibility or liability pursuant to criminal statute or liability for the payment of taxes pursuant to local, state or federal law. The Company's By-Laws require the Company to indemnify its directors and officers against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent and under all circumstances provided by law. In addition, the By-Laws authorize the Company to maintain liability insurance for its directors and officers. The Company has purchased directors' and officers' liability insurance for the benefit of these persons.


4.   BENEFICIAL  OWNERSHIP  OF  SHARES

     The following table sets forth certain information, as of July 19, 2002, regarding the ownership of Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, each of the Company's directors and executive officers, and all of the directors and executive officers as a group:

                                                        SHARES OF
                                                        PREFERRED     PREFERRED
                                                       STOCK OWNED      STOCK
NAME OF BENEFICIAL OWNER                                   (1)       PERCENTAGE
-----------------------------------------------------  ------------  -----------

     James C. Robertson . . . . . . . . . . . . . . .        3,400         .75 %

     John E. Groninger. . . . . . . . . . . . . . . .    22,410 (2)       4.95 %

     R. Fredric Zullinger . . . . . . . . . . . . . .          -0-            --

     All Directors and Executive Officers as a Group
                (3 persons) . . . . . . . . . . . . .       27,645        6.11 %

     (1) Except as otherwise indicated, the beneficial owner of the shares exercises sole voting and investment power.

     (2)  Includes 1,000 shares owned by Mr. Groninger's wife.

5.   FEES  AND  EXPENSES

     The following is an estimate of expenses incurred or to be incurred in connection with the Offer. Also see "The Tender Offer--Fees and Expenses."

     Legal Fees . . . . . . . . . . . . . . . $ 25,000

     Printing and Mailing . . . . . . . . . .    7,800

     Processing Fees .. . . . . . . . . . . .    9,500

     Filing Fees. . . . . . . . . . . . . . .      200

     Miscellaneous. . . . . . . . . . . . . .    2,500

          TOTAL . . . . . . . . . . . . . . . $ 45,000

                                THE TENDER OFFER


1.   TERMS  OF  THE  OFFER;  EXPIRATION  DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase all outstanding shares of 8 1/2% preferred stock, series A as are validly tendered prior to the Expiration Date (as defined below) and not withdrawn as permitted by "The Tender Offer--Withdrawal Rights" at a price of $4.40 per Share (the Purchase Price), net to the seller in cash, plus accrued dividends thereon. The term "Expiration Date" means 12:00 midnight, Eastern Daylight Time, on August 16, 2002 unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer," by making a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "The Tender Offer--Withdrawal Rights."

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), we also expressly reserve the right, in our sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "The Tender Offer--Certain Legal Matters and Regulatory Approvals,"
(ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain
Conditions of the Offer," and (iii) to waive any condition or otherwise amend the Offer in any respect by making a public announcement thereof. We acknowledge that (i) Rule 13e-4(f) under the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) we may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Business Wire News Service or other national business wire service.

     If we make a material change in the terms of the Offer or other information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

     If, prior to the Expiration Date, we should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer, and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on our stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.


2.   ACCEPTANCE  FOR  PAYMENT  AND  PAYMENT  FOR  SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for (and thereby purchase) Shares properly tendered and not properly withdrawn prior to the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Company, in its sole discretion, which determination will be final and binding. Subject to applicable rules of the Commission, we expressly reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "The Tender Offer--Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by StockTrans of (i) the certificates evidencing such Shares (the "Share Certificates"), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when we give oral or written notice to StockTrans of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made directly by the Company to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment; however accrued dividends on the Shares purchased will be paid, in addition to the Purchase Price, to all tendering stockholders. Accrued dividends will be computed from the due date of the most recent quarterly dividend paid by the Company to the date of payment for the Shares.

     Certificates for all Shares tendered and not purchased will be returned to the tendering stockholder at our expense as promptly as practicable after the Expiration Date or termination of the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US BY REASON OF ANY DELAY IN MAKING
PAYMENT. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares" and "--Certain Conditions of the Offer."

     We will pay all stock transfer taxes, if any, payable upon the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

     If, prior to the Expiration Date, we increase or decrease the consideration offered to any holders of Shares pursuant to the Offer, such increased or decreased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase or decrease in consideration.


3.   PROCEDURES  FOR  ACCEPTING  THE  OFFER  AND  TENDERING  SHARES

     In order for a holder of Shares to properly and validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by StockTrans at the address set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must also be received by StockTrans at such address prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO STOCKTRANS.

     THE  METHOD  OF  DELIVERY  OF  SHARE  CERTIFICATES  AND  ALL OTHER REQUIRED
DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY STOCKTRANS. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY
INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Company prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (a)     such  tender  is  made  by  or  through  an  Eligible  Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, is received by StockTrans prior to the Expiration Date as provided below; and

     (c) the Share Certificates evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by StockTrans within three business days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to StockTrans and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Company.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by StockTrans of the Share Certificates evidencing such Shares and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the number of Shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Company nor StockTrans will be under any duty to give notification of any defects or irregularities in tenders and neither the Company nor StockTrans will incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Lost, Destroyed or Stolen Certificates. If any certificates for the Shares have been lost, destroyed or stolen, stockholders should immediately contact StockTrans at the address and telephone number set forth on the Letter of Transmittal. In such event, StockTrans will forward additional documentation which must be completed in order to surrender effectively such lost, destroyed or stolen certificates. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificates have been followed.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints our designees as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given or any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of our stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE STOCKTRANS WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE COMPANY IS REQUIRED TO WITHHOLD 30% OF ANY
PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 11 OF THE LETTER OF TRANSMITTAL.

     Tendering Stockholder's Representation and Warranty That Our Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (a) the stockholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of Shares tendered or other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.


4.   WITHDRAWAL  RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after September 13, 2002. If we extend the Offer, or if we are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer, StockTrans may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by StockTrans at the address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to StockTrans, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to StockTrans and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding. Neither the Company, its Board of Directors, StockTrans nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."


5.   CERTAIN  FEDERAL  INCOME  TAX  CONSEQUENCES

     Sales of Shares by stockholders pursuant to the Offer will be taxable transactions for federal income tax purposes, and, in all likelihood, will also be taxable transactions under applicable state, local, foreign and other tax laws. The federal income tax consequences to a stockholder may vary depending on the stockholder's particular facts and circumstances.

     Under section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon such sale (a) results in a "complete redemption" of the stockholder's interest in the Company, or (b) is "not essentially equivalent to a dividend" with respect to the stockholder. If either test is satisfied, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be a capital gain or loss, provided the Shares are held as capital assets, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time cash is received in the Offer.

     Net capital gain recognized by an individual upon the sale of, or otherwise attributable to, a capital asset that has been held for more than one year will generally be subject to federal tax at a rate not to exceed 20%. Capital gain recognized from the sale of, or otherwise attributable to, a capital asset held for one year or less will be subject to federal tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to federal tax at the ordinary income tax rates applicable to corporations. The deductibility of capital losses is subject to certain limitations. State, local, foreign and other taxing jurisdictions may impose tax in addition to federal tax.

     In determining whether any of the tests under section 302 of the Code are satisfied, stockholders must take into account not only the shares of stock they actually own, but also any shares of stock they are deemed to own pursuant to the constructive ownership rules of section 318 of the Code. Pursuant to those constructive ownership rules, a stockholder is deemed to own stock actually owned, and in some cases constructively owned, by certain related individuals or entities, and any stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

     The receipt of cash by a stockholder will result in a "complete redemption" of the stockholder's interest in the Company if either (a) all the stock actually and constructively owned by the stockholder is sold pursuant to the Offer or otherwise or (b) all the stock actually owned by the stockholder is sold pursuant to the Offer or otherwise and the stockholder is eligible to waive and does effectively waive attribution of all stock constructively owned by the stockholder in accordance with section 302(c)(2) of the Code. Reacquisition of stock may jeopardize the waiver and favorable tax treatment provided under the complete redemption test.

     If the receipt of cash by a stockholder fails to satisfy the "complete redemption" test, such stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company after taking into account the attribution rules of section 318 of the Code. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend on the individual stockholder's facts and circumstances. Generally, according to Treasury Regulations, if a stockholder redeems 50% of the stock actually and constructively owned by such stockholder, the "not essentially equivalent to a dividend" test will be satisfied. In certain circumstances, even a small reduction in a stockholder's proportionate interest may satisfy this test. For example, the Internal Revenue Service ("IRS") has indicated in a published ruling that a 3.3% reduction in the proportionate interest of a small minority (substantially less than 1%) stockholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should, therefore, consult their tax advisors as to its application in their particular situations.

     If neither of the above-mentioned tests under section 302 of the Code are satisfied, then, to the extent the Company has sufficient earnings and profits (taking into account current and accumulated earnings and profits), the tendering stockholder will be treated as having received a dividend includible in gross income (and treated as ordinary income) in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without regard to gain or loss, if any). If the Company has an insufficient level of or no earnings and profits, the tendering stockholder will be treated as having received a non-taxable return of capital distribution.

     In the case of a corporate stockholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of section 246A(c) of the Code. Generally, if a dividends-received deduction is available, it is expected that the dividend will be treated as an "extraordinary dividend" under section 1059(a) of the Code, in which case such corporate stockholder's tax basis in Shares retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the stockholder's basis will generally be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. Corporate stockholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of section 1059 of the Code.

     "Backup withholding" at a rate of 30% will apply to payments made to stockholders pursuant to the Offer unless the stockholder has furnished its taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified that such number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a holder of Shares under the backup withholding rules generally will be allowed as a refund or a credit against such stockholder's United States federal income tax liability, provided the required information is furnished to the IRS. The foregoing discussion may not apply to Shares acquired pursuant to certain compensation arrangements with the Company.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING ON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE CONSTRUCTIVE STOCK OWNERSHIP RULES MENTIONED ABOVE.


6.   PRICE  RANGE  OF  SHARES;  DIVIDENDS;  STOCK  REPURCHASES

     The Company's 8 1/2% preferred stock, series A is traded on the NASD OTC Bulletin Board under the symbol "CFINP." The OTC Bulletin Board is operated by The NASDAQ Stock Market, Inc. The following table shows high, low and closing bid price information for each quarter during the last two years, as reported by the OTC Market Report (Pink Sheets LLC), a provider of historical stock price data for all companies traded on the OTC market. Such quotations reflect inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.


     2000:                            HIGH    LOW   CLOSE


     Second Quarter. . . . . . .     $ 4.00  $2.50  $4.00

     Third Quarter . . . . . . .     $ 4.00  $2.50  $3.00

     Fourth Quarter. . . . . . .     $ 3.88  $3.00  $3.75



     2001:                            HIGH    LOW   CLOSE

     First Quarter . . . . . . .     $ 3.75  $3.75  $3.75

     Second Quarter. . . . . . .     $ 3.75  $1.62  $3.50

     Third Quarter . . . . . . .     $ 3.00  $1.62  $3.00

     Fourth Quarter. . . . . . .     $ 3.40  $2.05  $3.00



     2002:                            HIGH    LOW   CLOSE

     First Quarter . . . . . . .     $ 3.70  $2.26  $3.30

     Second Quarter. . . . . . .     $ 3.86  $3.30  $3.86

     There were 83 holders of record (plus approximately 450 estimated nonrecord beneficial owners) of the Company's 8 1/2% preferred stock as of July 19, 2002. The first number includes stockholders of record who hold stock for the benefit of others. As of July 19, 2002, the most recent sale of the Shares, as reported on the OTC Bulletin Board, occurred on June 7, 2002 at a price of $3.86 per Share.

     Quarterly dividends of $.2125 per Share ($.85 per Share annually) have been paid on the 8 1/2% preferred stock since its issuance in July 1987. Dividends are payable on the first day of January, April, July and October. If the Company is acquired by CFC Partners, the payment of future dividends on Shares not tendered pursuant to this Offer will depend on, among other things, the Company's future earnings, its financial condition, capital requirements and level of indebtedness. If the Company is not acquired and instead proceeds with the Plan of Liquidation, any future dividends paid on Shares not tendered pursuant to this Offer will reduce, on a dollar for dollar basis, the liquidation payment that will eventually be paid on the remaining Shares.

     Between January 1, 2001 and March 31, 2002, the Company repurchased 3,447 Shares on the open market. The prices at which such Shares were repurchased ranged from $3.125 to $3.875, and the average price per repurchased Share was $3.56.


7.   CERTAIN  INFORMATION  CONCERNING  THE  COMPANY

     General. The Company is a Pennsylvania corporation with its executive offices located at 1513 Cedar Cliff Drive, Camp Hill, Pennsylvania 17011. The Company's mailing address is P.O. Box 26, Camp Hill, Pennsylvania 17001-0026. Its telephone number is (717) 761-4230.

     The Company was incorporated in Pennsylvania in April 1966 as 20th Century Corporation and adopted its present name in 1980. The Company was an insurance holding company which, until 1997, was a leading provider, through its subsidiaries, of credit life and credit disability insurance in the states of Pennsylvania, Delaware, Maryland, Nebraska, Ohio and Virginia. In connection with its credit insurance operations, the Company also marketed, as an agent, an automobile extended service warranty product. The Company also marketed traditional whole-life, term and annuity business as well as universal life insurance products. Through another subsidiary, the Company also conducted wholesale and retail automobile auctions of used vehicles for automobile dealers, banks and leasing companies. All of the Company's subsidiaries have now either been sold or liquidated and dissolved.

     In 1992, the Company sold all of its traditional insurance business, and, in 1994 and 1997, it sold all of its universal life insurance business. In 1996, the Company sold the business and the related operating assets of its auto auction subsidiary. At a special meeting of stockholders held in March 1998, the Company's preferred and common stockholders approved the sale of the Company's credit insurance and related products business, which was the Company's only remaining business operation. At the special meeting, the stockholders also approved the Plan of Liquidation pursuant to which the Company will be liquidated and dissolved unless CFC Partners exercises its option to acquire the Company, in which case, CFC Partners intends to develop and acquire new business operations for the Company.

     Financial  Information.     Financial  statements  and  other  financial
information relating to the Company are filed on a regular periodic basis with the Securities and Exchange Commission (the "Commission"). Specifically, the financial statements and other financial information contained in the Company's Form 10-K for the year ended December 31, 2001 and the financial statements and other financial information appearing in the Company's Form 10-Q for the three months ended March 31, 2002 are incorporated by reference in this Offer to Purchase and are deemed to be a part of such Offer to Purchase. This information can be obtained from the Commission or from the Company upon request. See "Available Information" and "Incorporation of Documents by Reference" in the front of this Offer to Purchase for the contact information.

8.   FINANCING  OF  THE  OFFER

     The total amount of funds required to consummate the Offer (and to pay related fees and expenses estimated to be approximately $45,000), assuming that all 452,614 outstanding Shares are validly tendered and not withdrawn, is approximately $2,092,000. The Company plans to finance the Offer using substantially all of its remaining net assets, which are primarily comprised of cash and cash equivalents.


9.   DIVIDENDS  AND  DISTRIBUTIONS

     Because dividends on the Shares are cumulative, each tendering stockholder will receive his or her share of any accrued dividends on such Shares in addition to the Purchase Price. Accrued dividends will be computed from the due date of the last quarterly dividend paid to the preferred stockholders to the date of payment of the Purchase Price.


10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; OTC BULLETIN BOARD LISTING AND EXCHANGE ACT REGISTRATION

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. If a material number of shareholders accept the Offer, the Company's shares may be delisted from the OTC Bulletin Board. Furthermore, as discussed below, the Company may elect to terminate the registration of the Shares under Section 12(g) of the Exchange Act. Therefore, following the completion of the Offer, the extent of the public market for the Shares and the availability of price quotations will, in part, depend on the number of remaining holders of the Shares and the interest on the part of securities firms in maintaining a market in the Shares.

     The Shares are currently registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the stockholders. Registration of the Shares under the Exchange Act may be terminated upon the Company's application to the Commission if the Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to the remaining preferred stockholders. Furthermore, delisting from the OTC Bulletin Board would further reduce the liquidity of the Shares.

11.  CERTAIN  CONDITIONS  OF  THE  OFFER

     Notwithstanding any provision of this Offer, we shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered, if prior to the expiration of the Offer, any of the following conditions exist:

     (a) there shall have been instituted or pending any material action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in our reasonable judgment, could materially and adversely affect our financial condition;

     (b) any action taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render us unable to accept for payment or pay for some or all of the Shares, and (iii) materially and adversely affect our financial condition;

     (c) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving us or any subsidiary, shall have been proposed, announced or made by any person; or

     (d) if we shall no longer continue to have sufficient funds available to enable us to consummate the Offer.

     The foregoing conditions are for our sole benefit and may be asserted by us in the exercise of reasonable judgment regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time prior to the expiration of the Offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


12.  CERTAIN  LEGAL  MATTERS  AND  REGULATORY  APPROVALS

     General. We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to our acquisition of Shares pursuant to the Offer. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to our right to decline to purchase Shares if any of the conditions in "The Tender Offer--Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to our business, or that certain parts of our businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See also "The Tender Offer--Certain Conditions of the Offer."

     Litigation.     To  the  best of our knowledge, no lawsuits have been filed relating  to  the  Offer.


13.  FEES  AND  EXPENSES

     No fees or commissions will be payable by the Company to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Company. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 6 of the Letter of Transmittal.


14.  MISCELLANEOUS

     We are not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY US.



              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

DIRECTORS

     The following table sets forth the names and ages of the members of the Company's Board of Directors as of July 19, 2002 and the year in which they were first elected as directors. Historically, the Directors were elected for three-year terms at the Company's annual meeting of the stockholders and until the election and qualification of their successors. However, due to the Directors' efforts over the past six years to merge, sell or otherwise dispose of the Company or its assets, and the eventual approval by the stockholders of the Plan of Liquidation in 1998, there has been no election of Directors since 1995. Three of the Company's Directors resigned in 1998 and a fourth Director resigned in 1999. Each individual listed below is a United States citizen.

                                                                       DIRECTOR
           DIRECTOR       AGE      POSITION(S) WITH COMPANY             SINCE

      James C. Robertson  70  Chairman of the Board, President and      1968
                                  Chief Executive Officer

      John E. Groninger.  75              Director                      1968

Biographical Information - Directors. Mr. James C. Robertson joined the Company in 1967 as General Counsel. In 1968, he became a director and the President of the Company. Mr. Robertson continues to serve as Chairman of the Board, President and Chief Executive Officer of the Company. However, at his request, Mr. Robertson's status as a salaried employee was terminated effective July 19, 1996. Since the beginning of 1997, Mr. Robertson has not received any compensation in his capacity as President and Chief Executive Officer, although he has continued to receive the standard retainer and Board meeting fees in his role as Chairman of the Board.

     Mr. John E. Groninger has been a director of the Company since 1968. Mr. Groninger is also the president and principal stockholder of numerous family-owned businesses located in central Pennsylvania.

EXECUTIVE  OFFICERS

     The following table sets forth the names and ages of our current executive officers as of July 19, 2002 and the capacities in which they serve the Company:

      NAME            AGE          POSITION(S) WITH COMPANY

James C. Robertson     70      President and Chief Executive Officer

R. Fredric Zullinger   54  Senior Vice President, Chief Financial Officer,
                                   Treasurer and Secretary

Biographical Information - Executive Officers.     See "Biographical Information
-  Directors"  above  for a description of the background of James C. Robertson.

     Mr. R. Fredric Zullinger joined the Company in 1977. He was appointed Treasurer of the Company in 1979 and Vice President and Chief Financial Officer in 1985. Mr. Zullinger currently serves as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company.

                        CONSUMERS FINANCIAL CORPORATION

                                 August 1, 2002


     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each of our stockholders or such stockholder's broker, dealer, commercial bank, trust company or other nominee to StockTrans in accordance with the delivery instructions set forth below.

                              DELIVERY INSTRUCTIONS

                              BY FACSIMILE TRANSMISSION
        BY MAIL:          (FOR ELIGIBLE INSTITUTIONS ONLY):  BY HAND/OVERNIGHT DELIVERY
     StockTrans, Inc               (610) 649-7302                 StockTrans, Inc.
44 West Lancaster Avenue        Confirm by Telephone:         44 West Lancaster Avenue
   Ardmore, PA  19003              (610) 649-7300                Ardmore, PA  19003

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials should also be directed to StockTrans, Inc. at the telephone number listed above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.